October 10, 2008

Announcement of Commencement of Independent Director Election Process for 2008

Dear Members of the Federal Home Loan Bank of New York Eligible to Vote in the 2008 Director Elections:

The purpose of this letter is to announce that the Federal Home Loan Bank of New York (FHLBNY) will be conducting an election for three independent directorships whose terms of office will commence on January 1, 2009. Financial institutions that were FHLBNY members as of December 31, 2007 will be eligible to vote in the 2008 election of independent directors.

Please note that the independent director election process is separate from the election process for member directors on the FHLBNY’s Board. In this regard, ballots in connection with the member director election process were mailed out on October 1, 2008. Those ballots must be completed and returned to the FHLBNY by 5:00 p.m. on Friday, October 31, 2008.

Background

Prior to July 30, 2008, the FHLBNY’s regulator at the time, the Federal Housing Finance Board, was responsible for selecting “appointive directors” to serve on the FHLBNY’s Board of Directors. However, as a result of the passage of the Housing and Economic Recovery Act of 2008, the appointive directors are now deemed to be “independent directors”. The new regulator of the FHLBanks, the Federal Housing Finance Agency, will not have the ultimate responsibility for choosing these directors. Instead, it will be up to the Bank’s eligible members to elect the independent directors.

Independent Directorships Up for Election in 2008

For 2009, the FHFA has designated seven independent directorships for the FHLBNY. (As an aside, the FHLBNY currently has six independent directors on its board, and, per a determination from the FHFA, will be gaining one additional independent director in 2009.) Two of these seven independent director seats will be “public interest” directorships. This year, eligible FHLBNY members will be given the opportunity to vote for three independent directorships (including one public interest directorship) whose terms will commence on January 1, 2009.

Necessary Qualifications to Serve as an Independent Director

An individual may not serve as an independent director if he or she is an officer of any Federal Home Loan Bank or a director, officer, or employee of any member of the FHLBNY or of any recipient of advances from the FHLBNY. To serve as an independent director (other than a public interest director), an individual must have knowledge of, or experience in, financial management, auditing or accounting, risk management practices, derivatives, project development, organizational management, or the law. To serve as a public interest director, an individual must have more than four years of personal experience in representing consumer or community interests on banking services, credit needs, housing, or financial consumer protections.

The Process

The FHLBNY’s Board, in consultation with the FHLBNY’s Affordable Housing Advisory Council and Corporate Governance Committee, will, in early November, select nominees. The nominees’ applications must then be delivered to the FHFA prior to commencement of the member vote. Voting is currently scheduled to commence around mid-November, 2008.

About the Enclosures

Enclosed for your information is a list of the current members of the FHLBNY’s Board. The list contains information about, among other things, the names and locations of the organizations that the members of the board are connected with, and the current expiration dates of the terms of office of the directors. In a separate set of attachments is information about the name, location, and FHFA ID number of every member in the FHLBNY’s district who is eligible to vote, and the number of votes each such member may cast for each open directorship.

If you have any questions about the independent director election process, please contact Barbara Sperrazza at 212-441-6819 or sperrazza@fhlbny.com.

We look forward to your participation in this year’s independent director elections.

Sincerely,

/s/ Alfred A. DelliBovi
Alfred A. DelliBovi
President and CEO

Enclosures